Exhibit 10.4

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (this “Agreement”), effective as of June 17, 2005 (the “Effective Date”), by and between A-Max Technology Limited, a company organized and existing under the laws of Bermuda (the “Company”), and Diana Chan (“Executive”).

WHEREAS, the Company desires to continue to employ Executive and to enter into an agreement embodying the terms of such employment and considers it essential to its best interests and the best interests of its stockholders to foster the employment of Executive by the Company during the term of this Agreement;

WHEREAS, Executive desires to accept such continued employment with and participation in the ownership of the Company and to enter into this Agreement; and

WHEREAS, Executive is willing to accept continued employment on the terms hereinafter set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants herein and for other good and valuable consideration, the parties hereby agree as follows:

1. Term of Employment. Subject to the provisions of Section 10 of the Agreement, this Agreement shall be effective for a period commencing on the Effective Date and ending on the day immediately preceding the third anniversary of the Effective Date (the “Initial Term”); provided, however, that such term shall be automatically extended for successive twelve (12) month periods unless, no later than 60 days prior to the expiration of the Initial Term or any extension thereof, either party hereto shall provide written notice to the other party hereto of its or her desire not to extend the term hereof (the Initial Term together with any extension shall be referred to hereinafter as the “Employment Term”).

2. Position.

(a) Executive shall serve as the Chief Financial Officer of the Company. In such position, Executive shall have such duties and authority as shall be determined from time to time by the Board of Directors of the Company (the “Board”). Executive shall report to the Board.

(b) During the Employment Term, Executive will devote her business time and best efforts to the performance of her duties hereunder and will not engage in any other business, profession or occupation for compensation or otherwise which would conflict with the rendition of such services either directly or indirectly, without the prior written consent of the Board.

(c) The Executive shall also be or act as the Chief Financial Officer of A-Max Technology Co., Ltd., or such other managerial position or positions with the Company or any of its subsidiaries or affiliated companies as shall hereafter be designated by the Board without additional or further remuneration or compensation, and unless otherwise determined by the Board, shall have such authority and powers commensurate with her position(s).

3. Base Salary. During the Employment Term, the Company shall pay Executive a base salary (the “Base Salary”) at the monthly rate of HKD             , payable in regular installments in accordance with the Company’s usual payroll practices. Upon successful completion of an initial public offering, the Base Salary will be increased to a monthly rate of HKD             , payable in regular installments in accordance with the Company’s usual payroll practices. The Board may from time to time review and increase Executive’s Base Salary in its sole discretion, or it may decrease such Base Salary, but only to conform with an across-the-board decrease affecting all of the Company’s senior officers.

4. Bonus. Executive shall be afforded the opportunity to earn a cash bonus in respect of each calendar year ending during the Employment Term, the amount of which, if any, shall be determined by the Board in its sole discretion (each year’s award granted pursuant to this Section 4 shall hereinafter be referred to as the “Bonus”).

5. Equity. Upon the consummation of, or as soon as reasonably practicable after the consummation of, the initial public offering of ordinary shares or ADS’s representing ordinary shares of the Company pursuant to the United States Securities Act of 1933, as amended (the “IPO”), Executive shall be granted the number of restricted ordinary shares of the Company equal to the product of (a) 10% multiplied by (b) the total shares approved by the Board and granted for the period, pursuant to the shares based compensation plan. Such restricted ordinary shares shall be granted pursuant to the shares based compensation plan of the Company approved by the Board and such additional agreements entered into by the Company and Executive in connection therewith. Executive may be granted additional equity in the Company on terms and at a time determined at the sole discretion of the Board.

6. Employee Benefits. During the Employment Term, Executive shall be provided with benefits on the same basis as benefits are generally made available to other senior executives of the Company. The Company shall pay the reasonable cost of membership for the Executive, her spouse and dependent children not greater than twenty-one (21) years of age, for a private patient medical plan, with a reputable medical expense insurance scheme as the Company shall decide from time to time.

7. Holiday. Executive shall be entitled to twenty-five (25) days annual paid holiday, at times convenient to the Company. Any entitlement to holiday remaining at the end of the calendar year may be carried forward to the next calendar year, but no further. The entitlement to holiday (and on termination of employment to holiday pay in lieu of holiday) accrues pro rata on a monthly basis throughout the calendar year.

8. Sickness or Injury. The Executive shall be paid in full during any period of absence from work due to sickness or injury, not to exceed thirty (30) days in any twelve (12) month period, provided that the Executive must submit satisfactory evidence of the sickness or injury from a qualified medical practitioner with respect to any period of absence in excess of fourteen (14) days. The Executive’s Base Salary during any period of absence due to sickness or injury shall be inclusive of any sickness allowance or other amount to which the Executive is entitled to from the Company.

9. Business Expenses. During the Employment Term, reasonable business expenses incurred by Executive in the performance of her duties hereunder shall be reimbursed by the Company in accordance with Company policies.

10. Termination. Notwithstanding any other provision of the Agreement:

(a) For Cause by the Company. The Employment Term, and Executive’s employment hereunder, may be terminated at any time by the Company for “Cause” upon delivery of a “Notice of Termination” (as defined in Section 10(e)) by the Company to Executive. For purposes of this Agreement, “Cause” shall mean, in each case, as reasonably determined by the Board: (i) conviction of, or entry of a pleading of guilty or no contest by, Executive with respect to a felony or any lesser crime of which fraud or dishonesty is a material element; (ii) Executive’s willful dishonesty towards the Company; (iii) Executive’s continued failure to perform substantially all of her duties with the Company, or a failure to follow the lawful direction of the Board after the Board delivers a written demand for substantial performance and Executive neglects to cure such a failure to the reasonable satisfaction of the Board within 15 days; (iv) Executive’s material, knowing and intentional failure to comply with applicable laws with respect to the execution of the Company’s business operations or her material breach of this Agreement; (v) Executive’s theft, fraud, embezzlement, dishonesty or similar conduct which has resulted or is likely to result in material damage to the Company or any of its affiliates or subsidiaries; or (vi) Executive’s habitual intoxication or continued abuse of illegal drugs which materially interferes with Executive’s ability to perform her assigned duties and responsibilities.

If Executive is terminated for Cause pursuant to this Section 10(a), he shall be entitled to receive only her Base Salary through the date of termination and he shall have no further rights to any compensation (including any Base Salary or Bonus) or any other benefits under this Agreement. All other benefits, if any, due Executive following Executive’s termination of employment for Cause pursuant to this Section 10(a) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company.

(b) Disability or Death. The Employment Term, and Executive’s employment hereunder, shall terminate immediately upon her death or following delivery of a Notice of Termination by the Company to Executive if Executive becomes physically or mentally incapacitated and is therefore unable for a period of ninety (90) consecutive days or one-hundred twenty (120) days during any consecutive six (6) month period to perform her duties with substantially the same level of quality as immediately prior to such incapacity (such incapacity is hereinafter referred to as “Disability”). Upon termination of Executive’s employment hereunder for either Disability or death, Executive or Executive’s estate (as the case may be) shall be entitled to receive her Base Salary through the date of termination and any earned but unpaid Bonus for any calendar year preceding the year in which the termination occurs. Executive or Executive’s estate (as the case may be) shall have no further rights to any compensation (including any Base Salary or Bonus) or any other benefits under this Agreement. All other benefits, if any, due Executive following Executive’s termination for Disability or death shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive (or her estate, as the case may be) shall not participate in any severance plan, policy or program of the Company.

(c) Without Cause by the Company. The Employment Term, and Executive’s employment hereunder, may be terminated by the Company without Cause (other than by reason of Executive’s death or disability) following the delivery of a Notice of Termination to Executive. If Executive’s employment is terminated by the Company without Cause (other than by reason of Disability or death), Executive shall receive, within 30 days following termination, a lump sum payment of (i) any earned but unpaid Base Salary through the date of termination, and (ii) any earned but unpaid Bonus for any calendar year preceding the year in which the termination occurs. In addition, subject to Executive’s Compliance with Sections 11, 12, and 13 below, Executive shall receive continued payments of the Base Salary for six (6) months following termination. Executive shall have no further rights to any compensation (including any Base Salary or Bonus) or any other benefits under this Agreement. All other benefits, if any, due to Executive following a termination pursuant to this Section 10(c) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company.

(d) Termination by Executive. The Employment Term, and Executive’s employment hereunder, may be terminated by Executive following the delivery of a Notice of Termination to the Company. Upon a termination by Executive pursuant to this Section 10(d), Executive shall be entitled to her Base Salary through the date of such termination and he shall have no further rights to any compensation (including any Base Salary or Bonus) or any other benefits under this Agreement. All other benefits, if any, due Executive following termination pursuant to this Section 10(d) shall be determined in accordance with the plans, policies and practices of the Company; provided, however, that Executive shall not participate in any severance plan, policy or program of the Company.

(e) Notice of Termination. Any purported termination of employment by the Company or Executive shall be communicated by a written Notice of Termination to Executive or the Company, respectively, delivered in accordance with Section 15(g) hereof. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which shall indicate the specific termination provision in the Agreement relied upon, the date of termination, and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of employment under the provision so indicated. The date of termination of Executive’s employment shall be the date so stated in the Notice of Termination, which date shall be no less than 30 days (90 days in the case of a termination by Executive) following the delivery of a Notice of Termination; provided, however, that in the case of a termination for Cause by the Company, the date of termination shall be the date the Notice of Termination is delivered in accordance with Section 15(g).

11. Non-Competition/Non-Solicitation/Related Business.

(a) Executive acknowledges and recognizes the highly competitive nature of the businesses of the Company and its subsidiaries and affiliates collectively the (“A-Max Group”) and accordingly agrees as follows:

(i) During the Employment Term and for a period of two years following the earlier of (A) the expiration of the Employment Term and (B) the date Executive ceases to be employed by the A-Max Group (the “Restricted Period”), Executive will not directly or indirectly, (w) engage in any business for Executive’s own account that competes with the business of the A-Max Group in any geographical area in which the A-Max Group does business, (x) enter the employ of, or render any services to, any person engaged in any business that competes with the business of the A-Max Group in any geographical area in which the A-Max Group does business, (y) acquire a financial interest in, or otherwise become actively involved with, any person engaged in any business that competes with the business of the A-Max Group in any geographical area in which the A-Max Group does business, directly or indirectly, as an individual, partner, shareholder, officer, director, principal, agent, trustee or consultant, or (z) interfere with business relationships (whether formed before or after the Effective Date) between the A-Max Group and customers or suppliers of, or consultants to, the A-Max Group.

(ii) Notwithstanding anything to the contrary in the Agreement, Executive may, directly or indirectly own, solely as an investment, securities of any person that is not engaged in the business of the A-Max Group which are publicly traded on a national or regional stock exchange or on the over-the-counter market if Executive (A) is not a controlling person of, or a member of a group which controls, such person and (B) does not, directly or indirectly, own 1% or more of any class of securities of such person.

(iii) During the Restricted Period, Executive will not, directly or indirectly, solicit or encourage to cease to work with the A-Max Group, or directly or indirectly hire, any person who is an employee of or consultant then under contract with any member of the A-Max Group or who was an employee of or consultant then under contract with the A-Max Group within the six month period preceding such activity without the A-Max Group’s written consent.

(b) It is expressly understood and agreed that although Executive and the A-Max Group consider the restrictions contained in this Section 11 to be reasonable, if a judicial determination is made by a court of competent jurisdiction that the time or territory or any other restriction contained in the Agreement is an unenforceable restriction against Executive, the provisions of the Agreement shall not be rendered void but shall be deemed amended to apply as to such maximum time and territory and to such maximum extent as such court may judicially determine or indicate to be enforceable. Alternatively, if any court of competent jurisdiction finds that any restriction contained in this Agreement is unenforceable, and such restriction cannot be amended so as to make it enforceable, such finding shall not affect the enforceability of any of the other restrictions contained herein.

(c) Attached hereto as Exhibit A is a list of all businesses in which Executive has an equity or debt interest on the Effective Date, and the relationships between such businesses and the A-Max Group. Executive shall update such list whenever he acquires or disposes of any such interest.

(d) The Company and A-Max Technology Co. Ltd. will be the exclusive vehicles to hold all of Executive’s portable digital audio and consumer electronics products businesses. Any opportunities presented to Executive in the nature of portable digital audio or consumer electronics products must be offered to the Company, and not to any other affiliate or subsidiary of the Company, without the prior consent of the Board.

12. Nondisparagement. Executive agrees (whether during or after Executive’s employment with the Company) not to issue, circulate, publish or utter any false or disparaging statements, remarks or rumors about the Company or its affiliates or the officers, directors, managers or shareholders of the Company or its affiliates unless giving truthful testimony under subpoena.

13. Confidentiality. Executive shall not, without the prior written consent of the A-Max Group, use, divulge, disclose or make accessible to any other person, firm, partnership, corporation or other entity, any “Confidential Information” (as defined below) except while employed by the A-Max Group, in furtherance of the business of and for the benefit of the A-Max Group, or any “Personal Information” (as defined below); provided that Executive may disclose such information when required to do so by a court of competent jurisdiction, by any governmental agency having supervisory authority over the business of the A-Max Group, or by any administrative body or legislative body (including a committee thereof) with jurisdiction to order Executive to divulge, disclose or make accessible such information; provided, further, that in the event that Executive is ordered by a court or other government agency to disclose any Confidential Information or Personal Information, Executive shall (i) promptly notify the Company of such order, (ii) at the written request of the Company, diligently contest such order at the sole expense of the Company as expenses occur, and (iii) at the written request of the Company, seek to obtain, at the sole expense of the Company, such confidential treatment as may be available under applicable laws for any information disclosed under such order. For purposes of this Section 13, (i) ”Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists, marketing plans and other non-public, proprietary and confidential information relating to the business of the A-Max Group or its customers, that, in any case, is not otherwise available to the public (other than by Executive’s breach of the terms hereof) and (ii) ”Personal Information” shall mean any information concerning the personal, social or business activities of the officers, directors, principals, shareholders, agents and employees of any member of the A-Max Group . Upon termination of Executive’s employment with the Company, Executive shall return all Company property, including, without limitation, files, records, disks and any media containing Confidential Information or Personal Information.

14. Personal Data.

(a) Executive agrees that her personal data may be used, held and/or stored (by whatever means) by the Company for the purposes of:

(i) making disclosure as required by law or the rules and regulation of any regulatory body, including, without limitation, the Inland Revenue Department, the Immigration Department, The Stock Exchange of Hong Kong and The Securities and Futures Commission of Hong Kong or their equivalents in any jurisdiction;

(ii) promotion and marketing of the A-Max Group;

(iii) compiling statistical information, employee and shareholder profiles;

(iv) maintaining and updating the register of members of the Company and establishing benefit entitlements, such as dividends, rights issues and bonus issues; or

(v) any other incidental purpose which is reasonably necessary or desirable in connection with the business of the A-Max Group.

(b) Executive further agrees that data held by the Company relating to him will generally be kept confidential but the A-Max Group may, to the extent necessary for achieving the purposes set out in Section 14(a) above or any of them, make such inquiries as it considers necessary to confirm the accuracy of the personal data and in particular, it may disclose, obtain, transfer (whether within or outside Hong Kong) her personal data to, from or with any of the following persons or entities:

(i) any regulatory or government bodies;

(ii) any agents, contractors or third party service providers who offer administrative, telecommunications, computer or other services in connection with the operation of the A-Max Group business;

(iii) any other persons or institutions with which the A-Max Group has dealings, including banks, solicitors, accountants, stock brokers or the principal and branch share registrar; or

(iv) any other persons the Board considers such disclosure, obtaining or transfer to be necessary or desirable to achieve the purposes set out above.

15. Specific Performance. Executive acknowledges and agrees that the Company’s remedies at law for a breach or threatened breach of any of the provisions of Sections 11, 12 or 13 herein would be inadequate and, in recognition of this fact, Executive agrees that, in the event of such a breach or threatened breach, in addition to any remedies at law, the Company, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available.

16. Miscellaneous.

(a) Acceptance. Executive hereby represents that her performance and execution of this Agreement does not and will not constitute a breach of any agreement or arrangement to which he is a party or is otherwise bound, including, without limitation, any noncompetition or employment agreement. Executive hereby represents that he has provided the Company or its counsel with a copy of each and every material agreement between Executive and each and every former employer of Executive.

(b) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Hong Kong without regard to its conflicts of laws provisions.

(c) Entire Agreement/Amendments. This Agreement and the Proprietary Invention Assignment and Confidentiality Agreement between Executive and the Company dated as of June 17, 2005 (the “Confidentiality Agreement”) contain the entire understanding of the parties with respect to the employment of Executive by the Company as of the Effective Date. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein or in the Confidentiality Agreement. This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto. Sections 11, 12, 13, 14, 15 and 16 survive the termination of Executive’s employment with the Company, except as otherwise specifically stated therein.

(d) No Waiver. The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e) Severability. In the event that any one or more of the provisions of this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions of this Agreement shall not be affected thereby.

(f) Assignment. Executive shall not have the right to assign her interest in this Agreement, any rights under this Agreement or any duties imposed under this Agreement. This Agreement may be assigned by the Company to any member of the A-Max Group and any successor in interest to substantially all of the business operations of the Company. Such assignment shall become effective when the Company notifies Executive of such assignment or at such later date as may be specified in such notice. Upon such assignment, the rights and obligations of the Company hereunder shall become the rights and obligations of such successor company, provided that any assignee expressly assumes the obligations, rights and privileges of this Agreement.

(g) Notice. For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given if delivered personally, if delivered by overnight courier service, or if sent by facsimile transmission, addressed to the respective addresses or sent via facsimile to the respective facsimile numbers, as the case may be, as set forth below, or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notice of change of address shall be effective only upon receipt; provided, however, that (i) notices sent by personal delivery or overnight courier shall be deemed given when delivered and (ii) notices sent by facsimile transmission shall be deemed given upon the sender’s receipt of confirmation of complete transmission.

If to Executive, to:

10/F, A-Max Technology Tower

12-16 Fui Yiu Kok Street

Tsuen Wan, New Terrorities

Hong Kong

Fax: (852) 2753-6226

or such other address as shall most currently appear on the records of the Company.

If to the Company, to:

10/F, A-Max Technology Tower

12-16 Fui Yiu Kok Street

Tsuen Wan, New Terrorities

Hong Kong

Fax: (852) 2753-6226

Attn: Diana Chan

(h) Withholding Taxes. The Company may withhold from any amounts payable under this Agreement such taxes and other amounts as may be required to be withheld pursuant to any applicable law or regulation.

(i) Continuation of Employment. Unless the parties otherwise agree in writing, continuation of Executive’s employment with the Company beyond the expiration of the Employment Term shall be deemed an employment “at will” and shall not be deemed to extend any of the provisions of this Agreement, and Executive’s employment may thereafter be terminated at will by Executive or the Company.

(j) Counterparts. This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

EXECUTIVE

/s/ Diana Chan

A-MAX TECHNOLOGY LIMITED

By:	/s/
Authorized Signatory

EXHIBIT A

List of all businesses in which Diana Chan has an equity or debt interest

None

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